UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) February 1, 2006

UNITED FUEL & ENERGY CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Nevada
(State or Other Jurisdiction of Incorporation)

333-68008	91-2037688
(Commission File Number)	(IRS Employer Identification No.)

405 N. Marienfeld, 3rd Floor, Midland, Texas	79701
(Address of Principal Executive Offices)	(Zip Code)

(432) 571-8049
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On February 1, 2006, our indirectly wholly-owned subsidiary, Eddins-Walcher Company, a Texas corporation, entered into an Asset Purchase Agreement with Queen Oil and Gas Company, a New Mexico corporation and its stockholders, to acquire substantially all of the assets used in Queen’s gasoline, diesel, propane and lubricant business.

As consideration for the acquisition, we will: (a) pay an aggregate of approximately $6,000,000 in cash, plus the actual cost of certain assets that Queen has purchased, or may purchase with our approval prior to the closing; (b) pay an agreed upon price for their inventory; (c) pay the amount of the accounts receivable we actually collect within 120 days after the closing; and (d) assume certain obligations of Queen accruing on or after the closing date under certain assigned contracts. We will pay fifty percent (50%) of the agreed upon value of the inventory and fifty percent (50%) of the outstanding accounts receivable amount within two days of the closing date. We will pay the remaining amount of the cost of the inventory and additional accounts receivable amounts collected 120 days after the closing. We delivered a $100,000 earnest money deposit to Queen at the execution of the Asset Purchase Agreement which will be credited against the cash portion of the purchase price at the closing.

The acquisition is subject to customary representations, warranties, and covenants as contained in the Asset Purchase Agreement.

As part of the agreement, Queen and its stockholders have agreed not to compete with the acquired business within a 500 mile radius of Queen’s corporate offices and to be bound by a non-solicitation provision for a period of five years after the closing date.

Our obligation to close the acquisition is subject to the satisfaction or waiver of certain conditions, including, without limitation, that: (i) the representations and warranties of Queen and its stockholders were accurate on the date of the Asset Purchase Agreement and are accurate as of the closing date; (ii) the covenants and obligations of Queen and its stockholders required to be performed or complied with by them prior to the closing date must have been performed and complied with and Queen must have delivered all items that it is required to deliver at the closing; (iii) there must not have occurred a material adverse change since the date of the Asset Purchase Agreement in the business or future prospects of the business; (iv) no order restraining, prohibiting, invalidating or collecting damages arising out of the transactions shall be in effect, pending or threatened; (v) all permits and consents necessary or advisable to consummate the transactions must have been obtained; and (vi) all encumbrances (except permitted encumbrances) on the purchased assets must have been released.

The agreement also contains conditions precedent to Queen’s and its stockholder’s obligation to close the transaction.

The parties have the right to terminate the agreement under certain circumstances, including, without limitation: (i) by mutual written consent; (ii) by either party if the closing has not occurred on or before February 28, 2006 (except that such date may be automatically extended by us for fifteen days for any reason); (iii) by us, if we are not reasonably satisfied in our sole discretion with the results of our due diligence investigation of Queen’s operations, affairs, prospects, properties, assets, existing and potential liabilities, obligations, profits or condition; (iv) by Queen or its shareholders for our material breach of a representation, warranty or covenant.

United Fuel & Energy Corporation will unconditionally guaranty the obligations of Eddins-Walcher Company under the agreement.

The foregoing description of the Asset Purchase Agreement is not complete and is qualified in its entirety by reference to the full text of the Asset Purchase Agreement, a copy of which is filed herewith and is incorporated herein by reference.

ITEM 2.03	CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT.

As described under Item 1.01 above, on February 1, 2006, we entered into the Asset Purchase Agreement pursuant to which we are obligated, in the event that the closing date occurs, to pay Queen and its stockholder consideration for the purchased assets. The description of the transactions in Item 1.01 above is incorporated herein by reference.

Item 9.01	FINANCIAL STATEMENTS AND EXHIBITS.

(d)	Exhibits.

The following exhibits are filed or furnished herewith:

Exhibit No.	Description
2.1
Asset Purchase Agreement, dated February 1, 2006, by and among Eddins-Walcher Company, Queen Oil & Gas Company, each stockholder of seller (as listed therein) and United Fuel & Energy Corporation (for the purpose of agreeing to execute an unconditional guaranty).

99.1	Press release dated February 2, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNITED FUEL & ENERGY CORPORATION

Date: February 3, 2006	By:	/s/ Bobby W. Page
Bobby W. Page
Vice-President and Chief Financial Officer

 EXHIBIT INDEX

Exhibit No.	Description
2.1
Asset Purchase Agreement, dated February 1, 2006, by and among Eddins-Walcher Company, Queen Oil & Gas Company, each stockholder of seller (as listed therein) and United Fuel & Energy Corporation (for the purpose of agreeing to execute an unconditional guaranty).

99.1	Press release dated February 2, 2006